FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces  Quarterly Cash Dividend

DENVER, August 12, 2014  – Guaranty Bancorp (Nasdaq: GBNK), a community bank holding company based in Colorado, today announced that its Board of Directors has declared a  quarterly cash dividend of $0.05 per common share. The dividend is payable on August 29, 2014 to stockholders of record as of the close of business on August 22, 2014.

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 26 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank also provides wealth management services, including private banking, jumbo mortgage loans, trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Contact Information

Christopher G. Treece

E.V.P., Chief Financial Officer & Secretary

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, CO 80202

303.675.1194